Fedders Announces Agreement in Principle with Noteholders and
          Senior Lenders Waiving Defaults Related to Delayed Filings


LIBERTY CORNER, New Jersey - August 31, 2005 -Fedders Corporation (the "Company"), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, announced today that it has reached an agreement in principle with holders representing more than a majority in principal amount of Fedders North America's $155 million principal amount of 9 7/8% Senior Notes due 2014 (the "Senior Notes") on a waiver of the existing event of default under the Senior Notes. The event of default results from the Company's failure to timely file its Form 10-K for the year ended December 31, 2004, as previously announced on June 30, 2005, and other defaults resulting from its failure to timely file its subsequent quarterly reports. The Company has also reached agreement in principle with its senior lender with respect to the waiver under the Senior Notes and a waiver of the default under its agreement with the senior lender, also related to the failure to timely file the Form 10-K and subsequent quarterly reports. Both agreements are subject to completion of final documentation and there can be no assurance that the Company will reach a final agreement with the holders of the Senior Notes and the Company's senior lender.

The Company will not make the September 1, 2005 interest payment due on its Senior Notes until final documentation concerning the waiver is completed with the holders of the Senior Notes. The Company intends to make the interest payment promptly following receipt of the requisite waiver.

In connection with reaching agreement in principle with the holders of the Senior Notes, the Company's Board of Directors did not declare quarterly dividends on the Company's Series A Cumulative Preferred Stock, Common Stock or Class B Stock which ordinarily would be paid on September 1, 2005.

This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.

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Contact: Robert Laurent, Jr., (908)604-8686
         investorrelations@fedders.com